As filed with the Securities and Exchange Commission on March 9, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGIMARC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-3342784
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9405 SW Gemini Drive
Beaverton, OR  97008
(Address of principal executive offices, including zip code)

DIGIMARC CORPORATION

1999 EMPLOYEE STOCK PURCHASE PLAN

RESTATED 1999 STOCK INCENTIVE PLAN

(Full title of the plan)

Bruce Davis

Chairman of the Board and Chief Executive Officer

Digimarc Corporation

9405 SW Gemini Drive

Beaverton, OR  97008

(503) 469-4800
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Roy W. Tucker

Perkins Coie LLP

1120 NW Couch Avenue, 10th Floor

Portland, OR  97209

(503) 727-2044

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value, under the Digimarc Corporation:
1999 Employee Stock Purchase Plan (1)	500,000	$10.77	$5,385,000	$165.32
Restated 1999 Stock Incentive Plan (1)	3,949,069	$10.77	$42,531,473	$1,305.72
Total	4,449,069		$47,916,473	$1,471.04

(1)          Includes associated “preferred share purchase rights” to purchase shares of Series A Preferred Stock, which are not currently separable from the shares of Common Stock and are not currently exercisable.

(2)          Also includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(3)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, (the “Securities Act”).  The proposed maximum offering price per share is estimated to be $10.77 based on the average of the high ($11.00) and low ($10.54) sales prices for the Common Stock on March 6, 2007 as reported for such date on the Nasdaq Global Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 8, 2007, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above; and

(c)           The description of the Registrant’s Common Stock contained in the Registration Statements on Form 8-A filed on December 1, 1999 and November 17, 2004, respectively, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

                All reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.  DESCRIPTION OF SECURITIES

                Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

                None.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the General Corporation Law of the State of Delaware, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Section 7 of the registrant’s Second Amended and Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no directors of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.  Article IX of the registrant’s Amended and Restated Bylaws, as amended, also provides for mandatory indemnification of its directors, officers, employees and agents to the fullest extent permissible under the General Corporation Law of the State of Delaware.  Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the directors derived an improper personal benefit.  The Amended and Restated Bylaws, as amended, further provide that such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the registrant.  Responsibility for determinations with respect to such indemnification will be made by the registrant’s board of directors.

The registrant has entered into an agreement with each of its directors and executive officers that requires the registrant to indemnify such persons against any expense, liability or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, and any federal state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under such agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding relating to any event or occurrence by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant in certain capacities. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The registrant has obtained a policy of directors’ and officers’ liability insurance that insures the registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.  EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Grant Thornton LLP (Independent Registered Public Accounting Firm)

23.2	Consent of KPMG LLP (Independent Registered Public Accounting Firm)

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1

Digimarc Corporation 1999 Employee Stock Purchase Plan, as amended and restated on November 2, 2006 (incorporated by reference to Exhibit 10.5 filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed March 8, 2007)

99.2

Digimarc Corporation Restated 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 15, 2004)

Item 9.  UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)               To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on the 9th day of March, 2007.

DIGIMARC CORPORATION

/s/ Bruce Davis
By:	Bruce Davis
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

                Each person whose signature appears below authorizes Bruce Davis or Michael McConnell, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 9th day of March, 2007.

Signature	Title

/s/ Bruce Davis	Chief Executive Officer and Chairman of the Board of
Bruce Davis	Directors (Principal Executive Officer)

/s/ Michael McConnell	Chief Financial Officer and Treasurer
Michael McConnell	(Principal Financial and Accounting Officer)

/s/ Philip J. Monego, Sr.	Director
Philip J. Monego, Sr.

/s/ Brian J. Grossi	Director
Brian J. Grossi

/s/ Peter Smith	Director
Peter Smith

/s/ James T. Richardson	Director
James T. Richardson

/s/ Jim Roth	Director
Jim Roth

/s/ William J. Miller	Director
William J. Miller

/s/ Bernard Whitney	Director
Bernard Whitney

/s/ Lloyd G. Waterhouse	Director
Lloyd G. Waterhouse

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Grant Thornton LLP (Independent Registered Public Accounting Firm)

23.2	Consent of KMPG LLP (Independent Registered Public Accounting Firm)

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1

Digimarc Corporation 1999 Employee Stock Purchase Plan, as amended and restated on November 2, 2006 (incorporated by reference to Exhibit 10.5 filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed March 8, 2007)

99.2

Digimarc Corporation Restated 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 filed with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 15, 2004)